Exhibit 5.6

Simmons & Simmons LLP PO Box 79023 1070 NB Claude Debussylaan 247 1082 MC Amsterdam The Netherlands

T +31 20 722 2500 F +31 20 722 2599

Our ref Amsterdam/016/069668-00012/D10B/RAVD	Amsterdam, 9 December 2011

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

United States of America

Ladies and Gentlemen,

1. Introduction

1.1	We have acted as Dutch legal counsel (advocaten) to WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and its guarantors located in the Netherlands (the “Dutch Guarantors” as identified in Schedule 1 hereto) in connection with the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”), for the registration of the Company’s USD 425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered USD 425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Outstanding Notes”) as authorized by the Indenture (as defined in Schedule 3), by and among the Company, the Guarantors (as identified in Schedule 2 hereto, the “Guarantors”) and U.S. Bank National Association as Trustee (in such capacity, the “Trustee”). The Guarantors will guarantee the Exchange Notes pursuant to the Guarantee (as defined in Schedule 3) (the Guarantees together with the Exchange Notes, the “Securities”), and the Securities are to be issued pursuant to the Indenture.

1.2	The documents listed in Schedule 3 are referred to as the “Documents”. The documents listed in Schedule 3 paragraph 1 are referred to as the “Opinion Documents” and the documents listed in Schedule 3 paragraph 2 as the “Certificates”. The Schedules to this opinion form an integral part hereof and should be read together herewith.

1.3	Unless otherwise defined in this opinion and the Schedules hereto or unless the contrary intention appears, words and expressions are defined in the Registration Statement.

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2. Scope of examination

2.1	For the purposes of this opinion, we have examined and relied only on the Documents.

2.2	This opinion is given only with respect to Dutch law as generally interpreted and applied by the Dutch courts and published and in effect at the date of this opinion. As to matters of fact we have relied on the Certificates and the representations and warranties made pursuant to the Documents. We do not express an opinion on the completeness or accuracy of the representations or warranties made by or on behalf of the parties to the Opinion Documents, matters of fact, matters of foreign law, international law, including, without limitation, the law of the European Union, and tax, anti trust and competition law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below. No opinion is given on commercial, accounting or nonlegal matters or on the ability of the parties to meet their financial or other obligations under the Opinion Documents.

3. Opinions

Based on and subject to the foregoing, and subject to the assumptions and reservations set out in Schedule 4 and matters of fact, documents or events not disclosed to us, we express the following opinions:

3.1 Corporate status

(A)	Each Dutch Guarantor has been duly incorporated and is validly existing under Dutch law as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

(B)	The Extracts and the Insolvency Register Searches do not indicate that at the date hereof any of the Dutch Guarantors has been dissolved (ontbonden), declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), that any of the other procedures referred to in annexes A and B of Council regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings has been opened against any of the Dutch Guarantors or that an order for the administration of the assets of any of the Dutch Guarantors has been made (onder bewind gesteld).

3.2 Corporate power and authority

Each Dutch Guarantor has the requisite corporate power and authority to execute the Opinion Documents to which it is a party and to perform it respective obligations and to exercise its respective rights thereunder.

3.3 Due authorisation

(A)	WireCo WorldGroup B.V. has taken all necessary corporate action (including shareholders’ action) to authorise the execution of the Opinion Documents to which it is a party and the performance of its obligations and the exercise of its rights thereunder.

(B)	Oliveira Holland B.V. has not omitted to take any corporate action in connection with the execution of the Opinion Documents to which it is a party, the absence of which may give it the right to assert against contracting parties acting in good faith that it has not validly entered into the Opinion Documents to which it is a party.

3.4 Due execution

The Opinion Documents, when duly executed under applicable law (other than Dutch law), have been duly executed by each Dutch Guarantor which is a party thereto.

3.5 No conflicts

The execution by each Dutch Guarantor of the Opinion Documents to which it is a party and the performance of its obligations and the exercise of its rights thereunder do not conflict with or result in a violation of or the creation of a lien or encumbrance by operation of (i) any provision of its Articles (as defined in Schedule 3), or (ii) any existing provision of, or rule or regulation under, Dutch law, applicable to companies generally.

3.6 Authorisations, Consents, Approvals and other formalities

No authorisations, consents, approvals, licences or exemptions from governmental, judicial or public bodies or authorities in the Netherlands are required for the execution of the Opinion Documents by the parties thereto, and the performance of their respective obligations and the exercise of their respective rights thereunder.

4. Addressees and purpose

4.1	This opinion, which is strictly limited to the matters stated herein and which is not to be read as extending by implication to other matters in connection with the Exchange Offer or otherwise, is given for your benefit in this particular matter and the context specified herein and on the basis that it is governed by and shall be construed in accordance with Dutch law, that any action, arising out of it, shall be determined by the competent court in Amsterdam which shall have exclusive jurisdiction in relation thereto. Reliance by any person on this opinion will be deemed acceptance of such choice of law and jurisdiction. We do not assume any obligation to advise you (or any other person entitled to rely on this opinion) of subsequent changes in, or in the interpretation of, Dutch law.

4.2	This opinion may not, without our prior written consent, be transmitted or otherwise disclosed to others, referred to in other matters or context whatsoever, or be quoted or made public in any way, save that we hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement, (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer, and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely

/s/ Simmons & Simmons LLP

Simmons & Simmons LLP

SCHEDULE 1

Dutch Guarantors

WireCo WorldGroup B.V. (formerly known as Phillystran Europe B.V.)

Oliveira Holland B.V.

SCHEDULE 1

Guarantors

Guarantor	Jurisdiction of Organization
WireCo WorldGroup (Cayman), Inc.	Cayman Islands

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.à r.l.	Luxembourg

WRCA Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA (Luxembourg) S.à r.l.	Luxembourg

WRCA Canadian Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA US Holdings Inc.	Delaware, USA

WRCA, LLC	Delaware, USA

1295728 Alberta ULC	Canada

Wireline Works Partnership	Canada

Casar Drahtseilwerk Saar GmbH	Germany

DRUMET Drahtseile GmbH	Germany

WireCo WorldGroup B.V.	Netherlands

Oliveira Holland B.V.	Netherlands

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Albino, Maia & Santos, Unipessoal, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Unipessoal, Limitada	Portugal

WireCo WorldGroup Poland Holdings Sp. z o.o.	Poland

Drumet Liny i Druty Sp. z o.o.	Poland

Drumet s.r.o.	Slovak Republic

SCHEDULE 3

Documents

1. Opinion Documents

1.1	a copy of the executed indenture, dated 19 May 2010, which is expressed to be governed by the laws of the State of New York, and made between, inter alia, the Company as issuer, the guarantors named therein and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture, dated 14 December 2010 (the “Indenture”);

1.2	a copy of an executed notation guarantee, dated 19 May 2010, which is by reference expressed to be governed by the laws of the State of New York, and made between the guarantors named therein, relating to the Indenture and the Notes (the “Guarantee”);

2. Certificates

WireCo WorldGroup B.V

2.1	a copy of the deed of incorporation, incorporating the articles of association (statuten), of WireCo WorldGroup B.V., dated 20 February 2009;

2.2	a copy of the deed of amendment of the articles of association of WireCo WorldGroup B.V., dated 21 July 2011 and a copy of the full text of the articles of association as amended, which, according to the WireCo Extract, are the current articles of association of WireCo WorldGroup B.V. (the “WireCo Articles”);

2.3	extracts from the Commercial Register (Handelsregister) in Rotterdam relating to WireCo WorldGroup B.V., dated 29 April 2011, 6 May 2011 and 15 August 2011, and updated by a computer generated extract, dated the date hereof (together referred to as the “WireCo Extract”);

2.4	a search of the online Central Insolvency Register (Centraal Insolventieregister) in respect of WireCo WorldGroup B.V., held on the date hereof (the “WireCo Search”);

2.5	copies of the resolutions of the board of managing directors (bestuur) of WireCo WorldGroup B.V., dated 10 May 2010 and 19 May 2011;

2.6	a copy of the resolutions of the sole shareholder of WireCo WorldGroup B.V., dated 11 May 2010;

Oliveira Holland B.V.

2.7	a copy of the deed of incorporation, incorporating the articles of association, of Oliveira Holland B.V., dated 3 January 1986;

2.8	a copy of the deed of amendment of the articles of association of Oliveira Holland B.V., dated 20 December 2010 and a copy of the full text of the articles of association as amended, which, according to the Oliveira Extract, are the current articles of association of Oliveira Holland B.V. (together with the WireCo Articles referred to as the “Articles”);

2.9	extracts from the Commercial Register in Rotterdam relating to Oliveira Holland B.V., dated 23 November 2010, 6 May 2011 and 15 August 2011, and updated by a computer generated extract, dated the date hereof (the “Oliveira Extract” and together with the WireCo Extract referred to as the “Extracts”);

2.10	a search of the online central insolvency register in respect of Oliveira Holland B.V., held on the date hereof (together with the WireCo Search referred to as the “Insolvency Register Searches”);

2.11	a copy of the resolutions of the board of managing directors of Oliveira Holland B.V., dated 19 May 2011;

2.12	a copy of the resolutions of the sole shareholder of Oliveira Holland B.V., dated 19 May 2011; and

Miscellaneous

2.13	a copy of the Registration Form.

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SCHEDULE 4

ASSUMPTIONS AND RESERVATIONS

1.	We have assumed the genuineness of the signatures on the Documents, the authenticity and completeness of the Certificates submitted to us as originals, the conformity to the original documents of the Documents submitted to us as copies and the authenticity and completeness of the original documents.

2.	We have assumed the legal capacity (handelingsbekwaamheid) of the individuals acting on behalf of the parties, the due incorporation and valid existence of, the power and authority of, and the due authorisation and execution of the Opinion Documents by, the parties thereto (other than the Dutch Guarantors) under any applicable law (other than Dutch law);

3.	We have assumed the due compliance with all matters of, and the validity, legally binding effect and enforceability of the Opinion Documents in accordance with their terms under, any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which an obligation under the Opinion Documents falls to be performed or a right under the Opinion Documents can be exercised.

4.	We have assumed the accuracy and completeness of the Certificates and the matters certified or evidenced thereby at the date hereof and any other relevant date.

5.	We have assumed that no defects attach to the legal intent (oprichtingshandeling) of the incorporators of the Dutch Guarantors with respect to the incorporation of the Dutch Guarantors and that their deeds of incorporation and Articles have been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute such deeds and such deeds comply with Dutch law (voldoen aan de eisen der wet).

6.	Our opinions expressed herein are subject to and limited by applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, reorganisation and other (similar) laws relating to or affecting the rights of creditors or secured creditors generally, including, without limitation, those governing the avoidance or the validity of transactions entered into and security created at a time when a company is, or may in consequence thereof become, unable to pay its debts.

7.	Delivery of documents is not a concept of Dutch law and we have therefore assumed the due delivery of the Opinion Documents by the parties thereto under any applicable law in which such concept is relevant.

8.	We have assumed that the Extracts and the Insolvency Register Searches fully and accurately reflect the corporate status and position of each Dutch Guarantor. It is noted, however, that the Extracts may not completely and accurately reflect that status and position insofar as there may be a delay between the taking of a corporate action (such as the issuance of shares, the appointment or removal of a director, a winding up or (provisional) suspension of payments resolution or the making of a court order, like a winding up, (provisional) suspension of payments or bankruptcy order) and the filing of the necessary documentation at the Commercial Register and a further delay between the filing and an entry appearing on the file of the relevant party at the Commercial Register. The same applies to the Central Insolvency Register insofar as there may be a delay between the making of an insolvency order and filing the necessary details of the details of the order at the Central Insolvency Register and a further delay between the filing and an entry appearing on the website of the said register.

9.	While the transactions contemplated by the Opinion Documents are not prohibited under the objects clause (doelomschrijving) of the Dutch Guarantors, as set out in the Articles, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by a Dutch company may be contested under the Dutch rules of corporate benefit. Without purporting to be comprehensive, we would draw to your attention that the validity of a legal act performed by a company may be contested by the company or, in case of its bankruptcy, its receiver in bankruptcy (curator), if as a result the principles of corporate (financial) benefit are transgressed and the party which dealt with the company is aware of this transgression or, without investigation, should have been so aware. It is noted in respect of the Dutch Guarantors, that the giving of security or guarantees must be for a legitimate purpose of the company giving the security or guarantees and must reasonably be considered to be in the (corporate) interest of the company. If Dutch courts were to find that security or guarantees were not so given, they may hold the security or guarantees to be void and unenforceable.

10.	We have assumed that no foreign law, which may apply with respect to the Opinion Documents or the transactions contemplated thereby, affects this opinion.

11.	We have assumed that the Opinion Documents remain in full force and effect and that none of them has been amended, supplemented or cancelled.

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